EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Timken Company Long-Term Incentive Plan (as amended and restated as of February 5, 2008) for the registration of 7,000,000 shares of common stock, without par value, of The Timken Company of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of The Timken Company filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
May 7, 2008

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